                                                                    EXHIBIT 23.3



                      CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in the December 23, 1998 Registration Statement on Form S-8 of our report, dated January 31, 1997, except for Note 2 as to which the date is June 23, 1997 and December 12, 1997, relating to the consolidated financial statements of Premier Bancshares, Inc. and subsidiaries, contained in the annual report on Form 10-K for the year ended December 31, 1996; and our report, dated January 31, 1997, except for Note 2 as to which the date is June 23, 1997, December 12, 1997, June 9, 1998, July 1, 1998 and July 2, 1998, relating to the supplemental consolidated financial statements of Premier Bancshares, Inc. and subsidiaries, contained in the current report on Form 8-K filed on September 30, 1998.


                                        /s/ Mauldin & Jenkins, LLC


Atlanta, Georgia
January 5, 1999